Exhibit 99

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Technologies Announces Record 2007 Second Quarter Results

- Increases 2007 Full Year Revenue Guidance -

BETHLEHEM, PA – July 31, 2007 – (BW HealthWire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced record quarterly revenues of $21.4 million for the three months ended June 30, 2007, a 22% increase over the $17.6 million in revenues recorded for the three months ended June 30, 2006. Increased sales of the Company’s OraQuick ADVANCE® rapid HIV-1/2 antibody test, substance abuse testing products and international over-the-counter (“OTC”) cryosurgery products, together with an increase in funded research and development related to the Company’s rapid Hepatitis C (“HCV”) test, contributed to the increase in total revenues during the second quarter.

The Company’s net income was $955,000 or $0.02 per share on a fully-diluted basis for the second quarter of 2007, compared to net income of $1.2 million, or $0.03 per share on a fully-diluted basis for the second quarter of 2006. This decrease is primarily the result of higher operating expenses during the current quarter, as described below.

For the six months ended June 30, 2007, the Company recorded revenues of $41.5 million, an increase of 26% when compared to revenues of $32.8 million for the six months ended June 30, 2006. The Company recorded net income of $2.4 million, or $0.05 per share on a fully-diluted basis, for the six months ended June 30, 2007, compared to net income of $2.1 million, or $0.04 per share on a fully-diluted basis, during the six months ended June 30, 2006.

Gross margin remained at 63% for both the three-month and six-month periods ended June 30, 2007 and 2006.

Operating expenses for the second quarter of 2007 increased to $12.9 million from $9.7 million in the second quarter of 2006. Operating expenses for the six months ended June 30, 2007 were $24.8 million, compared to $18.4 million for the comparable period in 2006. These increases were primarily attributable to higher research and development costs associated with the product development and clinical work for an OraQuick ADVANCE® HIV test for home use and an OraQuick® HCV test for professional use, higher staffing related expenses, higher legal expenses, and additional consulting expenses related to long-range facilities planning and the implementation of the Company’s new enterprise resource planning system.

“We are very pleased with the Company’s financial results in the second quarter,” said Douglas A. Michels, President and Chief Executive Officer of OraSure Technologies. “Continued growth in infectious disease testing, substance abuse testing and international OTC cryosurgical systems revenues has resulted in yet another excellent quarter. We also made good progress during the quarter towards achieving our long-term strategic initiatives. We continue to believe that 2007 will be a very successful year for our Company, both financially and strategically.”

Cash, cash equivalents and short-term investments totaled $89.1 million and working capital was $103.9 million at June 30, 2007, compared to $91.0 million and $96.0 million, respectively, at December 31, 2006.

Cash flow from operations for the six months ended June 30, 2007 was $2.7 million, compared to $8.2 million for the comparable period in 2006. The decrease of $5.5 million was primarily the result of increases in accounts receivable and inventories, offset by an increase in accounts payable and accrued expenses during the current six-month period.

2007 Financial Guidance

Based on the Company’s strong performance during the first six months of 2007 and expected increases in sales of OTC cryosurgery products, the Company expects revenues of $21.0 to $21.5 million in the third quarter and is increasing full-year 2007 revenue guidance to approximately $83.0 million. Fully diluted earnings per share are expected to range from breakeven to $0.01 per share in the third quarter and to be approximately $0.05 per share for the full year.

Condensed Financial Data

(In thousands, except per-share

data and percentages)

Unaudited

	Three months ended June 30,		Six months ended June 30,
Results of Operations	2007	2006	2007	2006
Revenues	$21,352	$17,564	$41,461	$32,782
Cost of products sold	7,889	6,532	15,474	12,151
Gross profit	13,463	11,032	25,987	20,631
Operating expenses:
Research and development	3,304	1,748	6,224	3,397
Acquired in-process technology	—	600	—	600
Sales and marketing	5,249	4,238	10,020	8,345
General and administrative	4,325	3,143	8,562	6,100

Total operating expenses	12,878	9,729	24,806	18,442

Operating income	585	1,303	1,181	2,189
Other income, net	969	896	3,358	1,687
Income tax provision	599	991	2,098	1,768

Net income	$955	$1,208	$2,441	$2,108

Earnings per share:
Basic	$0.02	$0.03	$0.05	$0.05

Diluted	$0.02	$0.03	$0.05	$0.04

Weighted average shares:
Basic	46,215	45,902	46,165	45,871

Diluted	46,629	46,731	46,592	46,783

	Three months ended June 30,
				Percentage of
	Dollars		%	Total Revenues
Market Revenues	2007	2006	Change	2007	2006
Infectious disease testing	$9,185	$7,561	21%	43%	43%
Substance abuse testing	4,396	4,039	9	21	23
Cryosurgical systems	5,772	4,580	26	27	26
Insurance risk assessment	1,350	1,307	3	6	7

Product revenues	20,703	17,487	18	97	99
Licensing and product development	649	77	743	3	1

Total revenues	$21,352	$17,564	22%	100%	100%

	Six months ended June 30,
				Percentage of
	Dollars		% Change	Total Revenues
Market Revenues	2007	2006		2007	2006
Infectious disease testing	$18,117	$13,702	32%	44%	42%
Substance abuse testing	8,325	7,481	11	20	23
Cryosurgical systems	11,452	9,038	27	28	27
Insurance risk assessment	2,239	2,394	(6)	5	7

Product revenues	40,133	32,615	23	97	99
Licensing and product development	1,328	167	695	3	1

Total revenues	$41,461	$32,782	26%	100%	100%

	Three months ended			Six months ended
	June 30,		% Change	June 30,		% Change
OraQuick® Revenues	2007	2006		2007	2006
Direct to U.S. Public Health	$5,502	$4,061	35%	$9,846	$6,958	41%
Abbott	1,778	2,090	(15)	3,928	3,572	10
SAMHSA	5	—	N/A	334	256	31
CDC	480	261	84	1,100	261	322
International	514	230	123	1,260	791	60

Total OraQuick® revenues	$8,279	$6,642	25%	$16,468	$11,838	39%

	Three months ended			Six months ended
	June 30,		% Change	June 30,		% Change
Intercept® Revenues	2007	2006		2007	2006
Workplace testing	$1,977	$1,764	12%	$3,523	$3,044	16%
Criminal Justice	661	596	11	1,306	1,130	16
International	633	469	35	1,233	1,026	20
Direct	264	217	22	466	354	32

Total Intercept® revenues	$3,535	$3,046	16%	$6,528	$5,554	17%

	Three months ended			Six months ended
	June 30,		% Change	June 30,		% Change
Cryosurgical Systems Revenues	2007	2006		2007	2006
Professional domestic	$1,360	$1,313	4%	$2,413	$2,401	0%
Professional international	510	550	(7)	977	921	6
OTC domestic	983	2,137	(54)	3,133	3,956	(21)
OTC international	2,919	580	403	4,929	1,760	180

Total revenues	$5,772	$4,580	26%	$11,452	$9,038	27%

	Unaudited
Balance Sheets	June 30, 2007	December 31, 2006
Assets
Cash, cash equivalents and short-term investments	$89,108	$91,001
Accounts receivable, net	14,848	10,357
Inventories	7,023	5,535
Current portion of deferred income taxes	5,291	3,676
Other current assets	1,765	1,989
Property and equipment, net	19,116	17,375
Deferred income taxes	16,776	19,846
Other non-current assets	5,917	6,786

Total assets	$159,844	$156,565

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$591	$609
Accounts payable	4,379	3,312
Accrued expenses	9,198	12,659
Long-term debt, less current portion	9,985	10,030
Other liabilities	551	451
Stockholders’ equity	135,140	129,504

Total liabilities and stockholders’ equity	$159,844	$156,565

	As of June 30,
Additional Financial Data	2007	2006
Capital expenditures	$2,598	$10,777
Depreciation and amortization	$1,321	$896
Accounts receivable – days sales outstanding	63 days	52 days

Conference Call

The Company will host a conference call and audio webcast today to discuss the Company’s 2007 second quarter financial results, business developments and the Company’s 2007 outlook, beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Operating Officer and Chief Financial Officer. The call will include remarks by management and a question and answer session.

In order to listen to the conference call, please dial 888-742-2024 (Domestic) or 706-643-0033 (International) and reference 6857742 or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until August 7, 2007, by dialing 800-642-1687 (Domestic) or 706-645-9291 (International) and entering the Conference ID #6857742.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using its proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to revenues, net income and products. Actual results could be significantly different. Factors that could affect results include the ability to market and sell products; changes in relationships, including disputes or disagreements, with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability, patent infringement, and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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